NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2011 RESULTS

(LA JOLLA, CALIFORNIA) - February 29, 2012 - PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $501.8 million ($22.10 per share) at December 31, 2011, compared to $507.1 million ($22.33 per share) at September 30, 2011, and $568.1 million ($25.03 per share) at December 31, 2010. Reported book value per share attributable to PICO shareholders decreased by $0.23, or 1%, during the fourth quarter of 2011, and by $2.93, or 12%, over 2011.

PICO's President and Chief Executive Officer, John Hart, commented:
“Changes in our shareholders' equity over the past two years have been negatively impacted by non-cash write downs, which in 2011, mainly consisted of $21.4 million impairment charges on our real estate and water assets and a $20 million valuation allowance on our net deferred tax assets. In contrast to this, a number of assets such as the fair value of our 30% ownership interest in Spigit, the additional 6,037 acre-feet of groundwater Vidler received in 2011 from its properties in Harquahala Valley, Arizona and the additional 6,844 acre feet of water in Tule Desert, Nevada that Vidler received in 2010 and which was previously written down, have not resulted in any increase in reported book value. Also, the impairment charge on our Fish Springs Ranch water project has resulted in a carrying value per acre - foot, which is approximately one third the current market price of comparable water.

“During December, we closed on the previously-announced agreement to sell Nevada Land & Resource Company, LLC's remaining real estate inventory for $31 million in cash. In addition, PICO has retained some of Nevada Land's assets, including approximately $3 million of existing promissory notes, as well as certain water rights and related land assets. This was the final chapter on an asset that was one of the largest purchases of raw land in the U.S. in recent history. This unique asset included not only the surface rights of 1.3 million acres when we originally purchased it in 1997, but also a diverse collection of other elements including water rights, geothermal rights and mineral rights. We estimate our original investment resulted in a total annual compound return of 9.25% over almost a 15 year period and on a risk adjusted basis (we had no leverage on this asset throughout our ownership) outperformed most other asset classes. This does not include the potential return on the assets that we have retained.

“Vidler continued to demonstrate why they are the leading developer of water resources in the South West. During 2011 Vidler submitted engineering and hydrological studies to the Arizona Department of Water Resources, which resulted in a grant of an additional 6,037 acre-feet of water for development of its property located within the Harquahala Basin. The additional 6,037-acre feet of water must be used prior to December 2021 or the water will be forfeited. The granting of additional water that can now be obtained from our properties in Arizona will not result in any additional carrying value to our real estate and water assets.

“For 2011, UCP had revenue of $24.2 million, a ten-fold increase over the prior year, resulting in gross margin of $6.9 million, which resulted in a combined IRR of over 50%. We expect an acceleration of revenue and earnings to continue as UCP transitions from a predominantly acquisition mode to development and monetization of its portfolio. UCP intends to further capitalize on the competitive cost basis of its land holdings by adopting a homebuilder model through its subsidiary Benchmark Communities, which could lead to further increases in revenue and earnings.

“As of December 31, 2011, UCP owns or controls a total of 939 finished lots and 4,942 potential lots in various stages of entitlement, primarily in the Central Coast, Central Valley and Bay Area of California, and the Puget Sound area of Seattle, Washington. This lot inventory has a carrying value of approximately $119 million. Approximately $30 million of this investment has been financed by non-recourse, project-specific debt.

“As of December 31, 2011, construction of the canola processing plant to be operated by Northstar Agri Industries near Hallock, Minnesota is around 70% complete, and we have capitalized costs of approximately $105 million on our balance sheet. Construction remains on schedule, and within budget.

“PICO owns 88% of this canola processing business, which is now expected to be operational during the third quarter of 2012. The total cost of the facility, and initial working capital requirements, are estimated at $168 million. PICO made a $60 million equity contribution, and the remainder of construction, and the plant's initial working capital, are being financed from the debt facility which was completed last year. In order to reduce the financial risk of the project, we have entered into a swap agreement with an international bank, locking in a fixed board margin for approximately 55% of the first six month's production at what we consider to be an attractive level.

“Spigit, based in Pleasanton, CA, is the leader in the Innovation Management space, providing world class Innovation solutions to enterprise customers. Spigit provides customers with collaborative, social networking tools to engage employees and customers for business innovation and idea discovery.  In FY 2011, Spigit recorded gross bookings of $28.3M, an increase of 132% over FY 2010 and 664% over FY 2009.   Spigit's revenue grew 94% and 288%, respectively, over that same period.  Spigit now has over 200 customers with users in nearly 75 countries.

“At December 31, 2011, our holding in Spigit had a zero carrying value on our balance sheet. Based on the valuation used for a capital raising, which Spigit completed earlier in 2011 and valuations of similar companies, we believe that our 30% ownership has significant potential value, which is obviously not reflected in our reported Shareholders' Equity and book value per share.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO's 10-K, to illustrate the relative size of the Company's assets and activities (Net Book Value in millions):

SEGMENT	NET BOOK VALUE	PERCENTAGE
Water Resource and Water Storage Operations	$227	45%
Real Estate Operations	101	20%
Corporate	63	13%
Insurance Operations in "Run-Off"	56	11%
Agribusiness Operations	55	11%
Shareholders' Equity	$502	100%

FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
For the fourth quarter of 2011, PICO reported a net loss of $4.6 million ($0.20 per share), compared to a net loss of $3.3 million ($0.15) per share, in the fourth quarter of 2010.

Our fourth quarter segment results of operations are (in thousands):

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT	2011	2010
Water Resource and Water Storage Operations	$(1,699)	$(11,618)
Real Estate Operations	3,286	(879)
Corporate	(6,547)	1,520
Insurance Operations in "Run-Off"	5,590	3,668
Agribusiness Operations	(3,757)
Loss Before Taxes	$(3,127)	$(7,309)

Equity in loss of unconsolidated affiliates		(1,303)
Income tax (provision)/benefit	(2,065)	4,726
Non-controlling interest	591	594
Net Loss	$(4,601)	$(3,292)

FULL YEAR SEGMENT RESULTS OF OPERATIONS
For 2011, PICO reported a net loss of $54.5 million ($2.41 per share), compared to a net loss of $11.2 million ($0.49 per share) in 2010.
Our full year segment results of operations are (in thousands):

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT	2011	2010
Water Resource and Water Storage Operations	$(22,231)	$(18,240)
Real Estate Operations	3,550	(3,340)
Corporate	(10,553)	(7,075)
Insurance Operations in "Run-Off"	18,973	8,817
Agribusiness Operations	(5,424)
Loss Before Taxes	$(15,685)	$(19,838)

Equity in loss of unconsolidated affiliates	(5,293)	(3,717)
Income tax (provision)/benefit	(28,824)	9,483
Non-controlling interest	(4,740)	2,900
Net Loss	$(54,542)	$(11,172)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•	Union Community Partners, a developer of residential lots in selected California markets and the Puget Sound area of Seattle, Washington; and

•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries.
Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.
As of December 31, 2011, UCP owns or controls approximately 939 finished lots and 4,942 potential lots in various stages of entitlement, principally in the Central Coast, Central Valley and Bay Area of California, and the Puget Sound area of Seattle, Washington.
During 2010 and 2011, we provided $60 million of equity finance to acquire 88% of a new operation, Northstar Agri Industries, which is constructing a canola seed processing plant near Hallock, Minnesota. We anticipate that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the third quarter of 2012.

OTHER INFORMATION
At December 31, 2011, PICO Holdings, Inc. had a market capitalization of $467.3 million, and 22,704,904 shares outstanding.
The PICO Holdings, Inc. logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release which are not historical, including the expected results of our business segments, are "forward-looking statements" based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to:

•
our canola processing plant, including: the ability of the plant to become operational by the third quarter of 2012; the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the initial working capital requirements and total cost of the project; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to sell products at currently anticipated rates and prices; and

•	the risks faced by Spigit in rapidly evolving markets, including the effects of competition and technological changes.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity and fixed-income markets; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022 ext. 216